Exhibit 10.207

Execution Version

$1,500,000,000

364-DAY CREDIT AGREEMENT

Dated as of

March 22, 2019

Among

FEDEX CORPORATION,

as Borrower,

BANK OF AMERICA, N.A.,

as Syndication Agent,

CITIBANK, N.A.,

THE BANK OF NOVA SCOTIA

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

The Several Lenders Party Hereto,

And

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, CITIBANK, N.A., THE BANK OF NOVA SCOTIA, and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES:

Schedule 2.01	–	Lenders and Commitments
Schedule 4.06	–	Disclosed Matters
Schedule 4.07	–	Significant Subsidiaries
Schedule 10.14	–	Initial Subsidiary Guarantors

EXHIBITS:

Exhibit A	–	Form of Borrowing Request
Exhibit B	–	Form of Interest Election Request
Exhibit C	–	Form of Guarantee Agreement
Exhibit D	–	Form of Opinion of Borrower’s Counsel
Exhibit E	–	Form of Assignment and Acceptance
Exhibit F	–	Form of Exemption Certificate
Exhibit G-1	–	[Reserved]
Exhibit G-2	–	[Reserved]
Exhibit G-3	–	[Reserved]
Exhibit H	–	Form of Compliance Certificate

iii

364-DAY CREDIT AGREEMENT, dated as of March 22, 2019, among FEDEX CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and CITIBANK, N.A., THE BANK OF NOVA SCOTIA and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its Affiliates, as the administrative agent for the Lenders hereunder, together with any of its successors.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the amount of such Lender’s Commitments at such time and (b) thereafter, such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Loans (and, in the case of Foreign Currency Loans, the Dollar Equivalent of such Lender’s Foreign Currency Loans) then outstanding; provided that, in the case of Section 2.16, when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Five-Year Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum (rounded, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus 1⁄2 of 1% or (c) the Adjusted LIBO Rate for an Interest Period of one (1) month’s duration on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Adjusted LIBO Rate for any day shall be based on the LIBO

Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Pounds Sterling and Euros.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010, as amended.

“Applicable Rate” means, for any day with respect to (a) any Eurodollar Loan denominated in any currency, a rate per annum equal to the applicable rate per annum set forth in the Pricing Grid under the caption “Applicable Rate (Eurodollar Loan)” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt, (b) any ABR Loan, a rate per annum equal to the applicable rate per annum set forth in the Pricing Grid under the caption “Applicable Rate (ABR Loan)” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt, or (c) commitment fees payable hereunder, the applicable rate per annum set forth in the Pricing Grid under the caption “Commitment Fee Rate” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

“Assignee” has the meaning assigned to such term in Section 10.06(c).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit E.

“Assignor” has the meaning assigned to such term in Section 10.06(c).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender” has the meaning assigned to such term in Section 10.07(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means FedEx Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant currency in the interbank eurocurrency market and (b) when used in connection with a Eurodollar Loan denominated in Euros, the term “Business Day” shall also exclude any day on which (x) commercial banks in Brussels, Belgium are authorized or required by law to remain closed or (y) the TARGET2 payment system is not open for the settlement of payments in Euros.

“Calculation Date” means the last Business Day of each calendar quarter; provided that (a) the second Business Day preceding the date of any borrowing or continuation of any Loans denominated in Euros or Pounds Sterling and (b) the date any borrowing or continuation of any Loans denominated in Dollars shall, in each case, also be a Calculation Date.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary (solely for the purposes of Sections 2.12(a), 2.12(b) and Section 2.12(g)), (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of the following: (a) any “person” (as such term is used in Sections 13(d) and 14 of the Securities Exchange Act of 1934, as amended), other than (1) the Borrower, (2) any Subsidiary, (3) any employee benefit plan (or a trust forming a part thereof) maintained by the Borrower or any Subsidiary, or (4) any underwriter temporarily holding securities of the Borrower pursuant to an offering of such securities becoming the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Borrower representing 30% or more of the Borrower’s then outstanding Voting Stock; or (b) directors who, as of the date of this Agreement, constitute the Board of Directors of the Borrower (the “Incumbent Board”) ceasing to constitute at least a majority of the Board of Directors of the Borrower (or, in the event of any merger, consolidation or reorganization the principal purpose of which is to change the Borrower’s state of incorporation, form a holding company or effect a similar reorganization as to form, the board of directors of such surviving company or its ultimate parent company), provided, however, that any individual becoming a member of the Board of Directors of the Borrower subsequent to the date of this Agreement whose election, or nomination for election by the Borrower’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, the obligation of such Lender, if any, to make Loans hereunder, in an amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate original amount of the Commitments on the Effective Date is $1,500,000,000.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14, 2.15 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, or (b) be deemed to have any Commitment.

“Consolidated Adjusted Total Assets” means, at any date as of which the amount thereof is to be determined, (a) the aggregate amount set forth as the assets of the Borrower and the consolidated Subsidiaries on a consolidated balance sheet of the Borrower and the consolidated Subsidiaries prepared as of such date in accordance with GAAP, minus (b) the aggregate book value as of such date of determination of all assets of the Borrower or any consolidated Subsidiary subject on such date of determination to a Lien permitted by Section 7.01(j).

“Consolidated EBITDA” means, for any period, Consolidated Operating Income for such period plus, without duplication and to the extent reducing such Consolidated Operating Income for such period, the sum of (a) depreciation and amortization expense, (b) amortization of intangibles (including, but not limited to, goodwill), (c) non-cash expenses or losses related to periodic mark-to-market charges related to pension losses, and (d) non-cash asset impairment charges related to long-lived assets (including intangible asset impairment charges), and minus, without duplication, to the extent included in such Consolidated Operating Income for such period, non-cash periodic mark-to-market credits related to pension gains, all as determined on a consolidated basis.

“Consolidated Operating Income” means, for any period, the consolidated operating income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Total Debt” means, as of any date with respect to the Borrower and its Subsidiaries, all liabilities of the Borrower and its Subsidiaries outstanding on such date which would in accordance with GAAP be classified as short-term or long-term debt (including the current portion of long-term debt) of the Borrower and its Subsidiaries (including, without limitation, finance lease obligations) on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses (other than endorsements for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the payment obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter or take-or-pay contract.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans (and, in the case of Foreign Currency Loans, the Dollar Equivalent of such Lender’s Foreign Currency Loans) at such time.

“Current Maturities” means, as of any date with respect to the Long Term Debt of any Person, any portion of such Long Term Debt that would in accordance with GAAP be classified as a current liability of such Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to within three (3) Business Days of the date required hereunder fund any portion of its Loans unless such Lender, acting in good faith, notifies the Administrative Agent and the Borrower in writing within three (3) Business Days of the date such Lender was required to fund such portion of its Loans that such failure to fund is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement (i) relates to such Lender’s obligation to fund a Loan hereunder, (ii) states, in good faith, that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied and (iii) is issued within three (3) Business Days of the date such Lender was required to fund a portion of its Loans hereunder) or generally under similar agreements in which it has committed to extend credit, (c) failed, within three (3) Business Days after written request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become other than via an Undisclosed Administration the subject of a bankruptcy or insolvency proceeding or a Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or (f) has become the subject of a Bail-In Action. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements with or of such Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in (i) the Borrower’s most recent annual report on Form 10-K or most recent quarterly report on Form 10-Q filed, in each case, prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) or (ii) as otherwise disclosed in Schedule 4.06.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent” means at any time as to any amount denominated in Euro or Pounds Sterling, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Euro or Pounds Sterling, as applicable, on the most recent Calculation Date for such currency.

“Dollar Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Dollars” or $” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.01).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority that are in each case relating to pollution or the protection of the environment, the preservation or reclamation of natural resources, the management, storage or release of any Hazardous Material, or to health and safety matters as they relate to Hazardous Materials or natural resources.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any consent order or consent agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (i) any entity (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Sections 414(m) or (o) of the Code and (ii) any entity (whether or not incorporated) that, together with the Borrower, is under common control within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Single Employer Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Single Employer Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums; (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the commencement of proceedings by the PBGC to terminate a Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Euro” means the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Euro Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Eurodollar” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Tranche” means the collective reference to Eurodollar Loans denominated in the same currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” shall mean (i) net income taxes and franchise taxes (imposed on or measured by net income) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.14(f), (iii) in the case of a Lender, United States federal withholding taxes resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.17(b)), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts with respect to such Taxes pursuant to Section 2.14 or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Facility” means the Five-Year Credit Agreement, dated as of November 13, 2015, as amended, pursuant to the First Amendment thereto dated as of January 26, 2018, among the Borrower and JPMorgan Chase Bank, N.A., individually and as agent, and certain lenders.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Aviation Act” means the Federal Aviation Act of 1958, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date” means (a) the last day of March, June, September and December of each year and (b) the date on which the Commitments terminate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, staff vice president and assistant treasurer or controller of the Borrower.

“Five-Year Credit Agreement” means the Five-Year Credit Agreement, dated as of March 22, 2019, among the Borrower, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Flight Equipment” means, individually and collectively, aircraft, aircraft engines, appliances and spare parts, all as defined in the Federal Aviation Act, and related parts.

“Foreign Currency Loans” has the meaning assigned to such term in Section 2.01.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holding Company.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower or its domestic Subsidiaries that has no material assets other than (a) securities of one (1) or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries, (b) intercompany accounts or loans receivables with Borrower or another Subsidiary of Borrower, and (c) goodwill.

“GAAP” means generally accepted principles of accounting as in effect from time to time in the United States of America. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon delivery of notice of such Accounting Change from either the Borrower or the Administrative Agent, each of the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as notice of such Accounting Change has been delivered pursuant to the preceding sentence and an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means, collectively, those certain Guarantee Agreements, substantially in the form of Exhibit C attached hereto, to be executed by certain Subsidiaries in accordance with the terms of this Agreement.

“Guarantor” means each Subsidiary that is a party to the Guarantee Agreement.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant (or terms of similar meaning), under any Requirement of Law.

“Hedge Agreement” means any interest rate swap, exchange or cap agreement.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of a Person means, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable), (iii) Indebtedness of others, whether or not assumed, secured by Liens on any Property now or hereafter owned or acquired by such Person, (iv) obligations of such Person which are evidenced by notes, bonds, debentures, or other similar instruments, (v) net liabilities of such Person under Hedge Agreements, (vi) Contingent Obligations of such Person, and (vii) obligations of such Person created through asset securitization financing programs.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, non-credit enhanced long-term debt issued by the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2) , three (3) or six (6) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means at any time and with respect to any currency, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the Internal Revenue Service.

“Judgment Currency” has the meaning assigned to such term in Section 10.20(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 10.20(a).

“Lender Affiliate” means (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“LIBO Rate” means, (a) with respect to any Eurodollar Borrowing (other than a Eurodollar Borrowing denominated in Euros) for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBO Screen Rate”) and (b) with respect to any such Eurodollar Borrowing denominated in Euros, the euro interbank offered rate administered by the

European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two Business Days prior to the commencement of such Interest Period (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”); provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the LIBO Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or other security interest of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capital lease or other title retention agreement).

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, the Guarantee Agreement and the Notes, if any.

“Loan Parties” means the collective reference to the Borrower and each Guarantor.

“Loans” means the Dollar Revolving Loans, Euro Revolving Loans and Sterling Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan denominated in Dollars, New York City time and (b) with respect to a Loan denominated in Euros or Pounds Sterling, London time.

“Long Term Debt” means, as of any date with respect to any Person, all liabilities of such Person outstanding on such date which would in accordance with GAAP be classified as long term debt of such Person (including, without limitation, finance lease obligations of such Person).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents to which Borrower or any of the Significant Subsidiaries is a party or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans or other Obligations) of any one (1) or more of the Borrower and its consolidated Subsidiaries in an aggregate principal amount exceeding $200,000,000 (or the equivalent thereof in any other currency).

“Maturity Date” means March 20, 2020, or if such date is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., or, if Moody’s shall cease rating Index Debt of the Borrower and its ratings business with respect to Index Debt of the Borrower shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s ceases rating securities similar to Index Debt of the Borrower and its ratings business with respect to such securities shall not have been transferred to any successor Person, then “Moody’s” shall mean any other nationally recognized rating agency (other than S&P) selected by the Borrower and reasonably satisfactory to the Administrative Agent that rates any Indebtedness of the Borrower.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-U.S. Lender” has the meaning assigned to such term in Section 2.14(f).

“Notes” means any promissory notes executed by the Borrower in favor of a Lender Party hereto pursuant to Section 2.07(e).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Owner’s Equity” means, as of any date, the amount set forth as “total common stockholders’ investment” on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Participant” has the meaning assigned to such term in Section 10.06(b).

“Participant Register” has the meaning assigned to such term in Section 10.06(b).

“Participating Member State” means each state so described in any EMU legislation.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at a particular time, any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Single Employer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which Borrower of any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pricing Grid” means as follows:

Level	Index Debt Ratings	Applicable Rate (Eurodollar Loan)	Applicable Rate (ABR Loan)	Commitment Fee Rate
Level 1	≥ A- from S&P or ≥ A3 from Moody’s	0.875%	0.00%	0.06%
Level 2	BBB+ from S&P or Baa1 from Moody’s	1.00%	0.00%	0.08%
Level 3	BBB from S&P or Baa2 from Moody’s	1.25%	0.25%	0.10%
Level 4	BBB- from S&P or Baa3 from Moody’s	1.375%	0.375%	0.125%
Level 5	≤ BBB- from S&P and ≤ Baa3 from Moody’s	1.625%	0.625%	0.175%

For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two (2) ratings unless one (1) of the two (2) ratings is two (2) or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two (2) ratings; and (iii) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level 5. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” of a Person means any and all property of such Person, whether real, personal, tangible, intangible, or mixed, and other assets owned or leased by such Person, including cash, securities, accounts, and contract rights.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Register” has the meaning assigned to such term in Section 10.06(d).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks and/or nonbank lenders other than brokers or dealers that is (i) for the purpose of purchasing or carrying Margin Stock or (ii) secured by Margin Stock, and that is applicable to member banks of the Federal Reserve System and/or nonbank lenders other than brokers or dealers.

“Regulation X” means Regulation X of the Board as from time to time in effect.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events for which the thirty (30) day notice period has been waived under the applicable regulations.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Credit Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reset Date” has the meaning assigned to such term in Section 1.05(c).

“Restricted Margin Stock” means Margin Stock owned by the Borrower or any Subsidiary which represents not more than twenty-five percent (25%) of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the Property and assets of the Borrower and the Subsidiaries (other than Margin Stock) that is subject to the provisions of Article VII (including Section 7.01).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or, if S&P shall cease rating Index Debt of the Borrower and its ratings business with respect to Index Debt of the Borrower shall have been transferred to a successor Person, such successor Person; provided, however, that if S&P ceases rating securities similar to Index Debt of the Borrower and its ratings business with respect to such securities shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) selected by the Borrower and reasonably satisfactory to the Administrative Agent that rates any Indebtedness of the Borrower.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council or the Government of Canada or any of its agencies or departments, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union or Her Majesty’s Treasury of the United Kingdom, (c) the United Nations Security Council or (d) the Government of Canada or any of its agencies or departments.

“Screen Rate” means the EURIBOR Screen Rate and the LIBO Screen Rate, collectively and individually, as the context may require.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Significant Subsidiary” means any Subsidiary that would meet the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, excluding, however, any Foreign Subsidiary Holding Company.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA or Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, but that is not a Multiemployer Plan.

“Specified Guarantors” means Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc., FedEx Corporate Services, Inc., and FedEx Office and Print Services, Inc., and, in each case, any other Person to which any such Specified Guarantor sells, transfers or otherwise disposes of all or substantially all of its assets or into which such Specified Guarantor is merged or consolidated.

“Specified Time” means (i) in the case of Dollar Revolving Loans, 11:00 a.m. New York City time, (ii) in the case of Euro Revolving Loans, 11:00 a.m. Brussels time and (iii) in the case of Sterling Revolving Loans, 11:00 a.m. London time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling Revolving Loans” has the meaning assigned to such term in Section 2.01.

“subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one (1) or more of its subsidiaries or by such Person and one (1) or more of its subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having power to direct the ordinary affairs thereof of which shall at the time be so owned or controlled.

“Subsidiary” means any subsidiary of the Borrower.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, withholdings (including backup withholdings), assessments or similar charges imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the borrowing of Loans by the Borrower.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undisclosed Administration” means in relation to a Lender or a Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unrestricted Margin Stock” means any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

“Voting Stock” means all outstanding shares of capital stock of a Person entitled to vote generally in the election of directors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currency Conversion and Fluctuations.

(a)    If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan

Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down (to the next 1/16 of 1%) by the Administrative Agent as it deems appropriate.

(b)    If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

(c)    No later than 11:00 a.m. London time on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable currency, provided that, upon receipt of a borrowing notice pursuant to Section 2.03, the Administrative Agent shall determine the Exchange Rate with respect to the relevant currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.03 with respect to such borrowing notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.20 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any other currency.

(d)    No later than 11:00 a.m. London time on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date).

(e)    The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.

SECTION 1.06.    Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.11 in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to (i) make revolving credit loans denominated in Dollars (the “Dollar Revolving Loans”), (ii) make revolving credit loans denominated in Euros (the “Euro Revolving Loans”) and (iii) make revolving credit loans denominated in Pounds Sterling (the “Sterling Revolving Loans”, together with the Euro Revolving Loans, the “Foreign Currency Loans”) from time to time during the Availability Period in an aggregate principal amount (based on, in the case of Foreign Currency Loans, the Dollar Equivalent of such Foreign Currency Loans) that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay, and reborrow Loans.

SECTION 2.02.    Loans and Borrowings. (a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.11, each Borrowing of (i) Dollar Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, (ii) Euro Revolving Loans shall be comprised entirely of Eurodollar Loans as the Borrower may request in accordance herewith and (iii) Sterling Revolving Loans shall be comprised entirely of Eurodollar Loans as the Borrower may request in accordance herewith. Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Loan by causing any domestic or foreign branch or Lender Affiliate to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) in the case of Borrowings denominated in Dollars, $1,000,000 and not less than $5,000,000, (ii) in the case of Borrowings denominated in Pounds Sterling, £1,000,000 and not less than £5,000,000 and (iii) in the case of Borrowings denominated in Euros, €1,000,000 and not less than €5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one (1) Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering an irrevocable written Borrowing Request in the form of Exhibit A (a) in the case of a Eurodollar Borrowing which is a Dollar Revolving Loan, not later than 11:00 a.m., New York City time, at least three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurodollar Borrowing which is a Euro Revolving Loan or Sterling Revolving Loan, not later than 11:00 a.m., Local Time, at least three (3) Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that each ABR Borrowing shall consist solely of Dollar Revolving Loans. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    the currency of such Borrowing (which shall be Dollars, Euro or Pounds Sterling);

(iv)    in the case of a Borrowing to be denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Funding of Borrowings. (a)    Each Lender shall make (i) each Dollar Revolving Loan to be made by it hereunder on the proposed date thereof in Dollars by wire transfer of immediately available funds by 12:00 noon, New York City time and (ii) each Euro Revolving Loan or Sterling Revolving Loan to be made by it hereunder on the proposed date thereof in Euro or Pounds Sterling, as applicable, by wire transfer of immediately available funds by 12:00 noon, London time, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)    Unless, prior to the proposed time of any advance of any Borrowing, the Administrative Agent shall have received notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, or unless the Administrative Agent has knowledge that a Lender is a Defaulting Lender, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans; provided that, to the extent that the Borrower makes any such payment and the applicable Lender subsequently makes a corresponding payment, then the Borrower shall be entitled (without prejudice to any other rights that the Borrower may have against the applicable Lender) to receive any such payment (with interest) made by such Lender. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.    Interest Elections. (a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that only Eurodollar Borrowings which are Dollar Revolving Loans may be converted into an ABR Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering an irrevocable written Interest Election Request in the form of Exhibit B by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    in the case of a Borrowing to be denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to (i) a Eurodollar Borrowing which is a Dollar Revolving Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or (ii) any other Eurodollar Borrowing, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, (A) each Eurodollar Borrowing that is a Dollar Revolving Loan shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each other Eurodollar Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration.

SECTION 2.06.    Termination and Reduction of Commitments. (a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Credit Exposures of the Lenders would exceed the total Commitments.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07.    Repayment of Loans; Evidence of Debt; Term-Out Option. (a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan in the same currency as the applicable Loan on the Maturity Date; provided that, the Borrower may elect, by giving written notice to the Administrative Agent on or prior to the Maturity Date, that the aggregate principal amount of all Loans outstanding on the Maturity Date shall be payable on the date which is the first anniversary of the Maturity Date, subject to satisfaction of the conditions set forth in Section 5.02(a) and (b) on the Maturity Date (and for the avoidance of doubt, such loans shall be “term loans”, and to extent repaid, may not be reborrowed) and the payment of the fee set forth in Section 2.09(b). The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10. In the event the Borrower exercises the term-out option and extends the Maturity Date, the Commitments shall terminate and the commitment fee shall cease to accrue as of the then existing Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one (1) or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.    Prepayment of Loans. (a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without incurring a prepayment penalty, fee, or other cost (except as otherwise expressly set forth in this Agreement), subject to prior notice in accordance with paragraph (b) of this Section.

(b)    If, on any Calculation Date, the total Credit Exposures (based on the Dollar Equivalent thereof, in the case of Foreign Currency Loans) exceeds 105% of the Commitments, the Borrower shall, on such day, prepay the Loans in an amount equal to the lesser of (x) the amount of such excess and (y) the amount of such Loans.

(c)    The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Type, currency and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any amounts due under Section 2.13.

SECTION 2.09.    Fees. (a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily undrawn amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears in Dollars on each Fee Payment Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a term-out fee in an amount equal to 1.00% of the aggregate principal amount of the Loans of such Lender to remain outstanding on and after the Maturity Date to the extent the Borrower elects to extend the Maturity Date in accordance with Section 2.07(a), payable on the Maturity Date (as in effect prior to such extension).

(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.10.    Interest. (a)    The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing for the relevant currency plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided above, or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided above.

(d)    Accrued interest on each Loan (including Loans outstanding during the term-out period referred to in Section 2.07) shall be payable in arrears in the currency of the applicable Loan on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, and (iv) all accrued interest shall be payable upon termination of the Commitments.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest computed by reference to the Eurodollar Rate with respect to Sterling Revolving Loans shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.    Alternate Rate of Interest.

(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate (including because the Screen Rate is not available or published on a current basis), as applicable, for such Interest Period;

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period; or

(iii)    the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in Section 2.11(a) or (b) is referred to as an “Affected Foreign Currency”), then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter (if such notice is given by telephone, the Administrative Agent shall promptly thereafter provide written confirmation of such notice to the Borrower and the Lenders) and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing in Dollars. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the relevant Borrower have the right to convert ABR Loans to Eurodollar Loans (to the extent Euro such Eurodollar Loan is denominated in an Affected Foreign Currency).

(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date that a draft of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.11(b), only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing in Dollars.

SECTION 2.12.    Increased Costs; Illegality. (a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)    subject any Lender to any Tax (except for (1) Indemnified Taxes, (2) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (3) Taxes imposed, as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from such Lender having executed, delivered or performed its obligations under, or enforced, this Agreement or any other Loan Document), on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or, in the case of (iii), any Loans) or of making, converting into, continuing or maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity ratios), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    If by reason of any change in a Requirement of Law subsequent to the Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loan in any currency or the funding of any Foreign Currency Loan in any currency to an office located other than in New York shall be impossible or such currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such currency is no longer readily calculable, then, at the election of the Administrative Agent, no Foreign Currency Loans in the relevant currency shall be made or any Foreign Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be.

(d)    (i) If payment in respect of any Foreign Currency Loan shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, such currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such currency is no longer readily calculable, then, at the election of any affected Lender, the Borrower shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Foreign Currency in which Loans are outstanding is redenominated then, at the election of any affected Lender, such affected Loan and all obligations of the applicable Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower shall indemnify the Lenders, against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(e)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, setting forth in reasonable detail the calculations upon which such Lender determined such amount and the effective date of the relevant Change in Law, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(f)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three (3) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof.

(g)    If any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans, (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans in Dollars on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

SECTION 2.13.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of any prepayment under Section 2.08 hereof or an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower, setting forth in reasonable detail the calculations upon which such Lender determined such amount, and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 2.14.    Taxes. (a)    All payments made by the Loan Parties under this Agreement shall (except as required by applicable law) be made free and clear of, and without deduction or withholding for or on account of, any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. If any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such deducted or withheld Taxes are Indemnified Taxes, the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender, as the case may be, shall be increased to the extent necessary to yield to the Administrative Agent or such Lender, as the case may be, (after payment of all Indemnified Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.

(b)    The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Whenever any Indemnified Taxes are payable by the Loan Parties pursuant to paragraph (a) of this Section, as promptly as possible thereafter the applicable Loan Party shall pay such Indemnified Taxes and shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt, to the extent reasonably available, received by the applicable Loan Party showing payment thereof. If (i) the applicable Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority, (ii) the applicable Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or (iii) any Indemnified Taxes are imposed directly upon the Administrative Agent or any Lender, the applicable Loan Party shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result (whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties under this Section 2.14 to do so, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (or, if earlier, the date such Lender becomes a party to this Agreement), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment (A) the failure to complete, execute or submit such documentation would not render the terms of this Agreement unenforceable by law and (B) such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two (2) properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.

(B)    Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent whichever of the following is applicable:

(2)     in the case of a Non-U.S. Lender claiming benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(3)    executed copies of IRS Form W-8ECI;

(4)     in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 881(c) of the Code with respect to payments of “portfolio interest,” (x) a statement substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E;

(5)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed copies of any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(D)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

All forms described in this Section 2.14(f) shall be delivered by each Lender on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.14(f), a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(g)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York (or such other address designated by the Administrative Agent to Borrower pursuant to Section 10.01(c)) and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currencies specified hereunder.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the Administrative Agent shall deliver written notice to such effect, upon the Administrative Agent’s obtaining knowledge of such event, to the Borrower and such Defaulting Lender, and the following provisions shall apply for so long as such Lender is a Defaulting Lender:(a) fees shall cease to accrue on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)    the Commitment and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which would increase or extend the term of the Commitment of a Defaulting Lender, extend the date fixed for payment of principal or interest owing to a Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to a Defaulting Lender or of any fee payable to a Defaulting Lender (except as otherwise provided in this Section 2.16) or alter the terms and conditions of this sentence or affect such Defaulting Lender differently than other affected Lenders shall, in each case, require the consent of such Defaulting Lender.

(c)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(c) but excluding Section 2.17(b)) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(d)    [reserved].

(e)    [reserved].

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or upon receipt by the Administrative Agent of the confirmation referred to in clause (c) of the definition of “Defaulting Lender”, as applicable, then on such date such Lender shall purchase at par such portion of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with its respective Commitment.

SECTION 2.17.    Mitigation Obligations; Replacement of Lenders. (a)    If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed costs or expenses and would not otherwise be disadvantageous to such Lender. To the extent reasonably possible, each Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would avoid the unavailability of Eurodollar Loans under Section 2.11, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    The Borrower shall, at its sole expense and effort, have the right, by giving at least fifteen (15) Business Days’ prior written notice (or, in the case of a Defaulting Lender, at least three (3) Business Days’ prior written notice) to the affected Lender and the Administrative Agent, at any time when no Default or Event of Default has occurred and is continuing, to require any Lender to assign all of its rights and obligations under the Loan Documents to one (1) or more Lenders (other than any Conduit Lender), or, with the approval of the Administrative Agent (which approval will not unreasonably be withheld, delayed or conditioned), to one (1) or more banks, financial institutions or other entities selected by the Borrower. Such assignment shall be substantially in the form of Exhibit E hereto or in such other form as may be agreed to by the parties thereto but, except in the case of an assignment by a Defaulting Lender (in which case such form shall be as reasonably specified by the Administrative Agent) shall be on terms and conditions reasonably satisfactory to the affected Lender; provided that, no such assignment shall, unless otherwise specified, transfer any liability of a Defaulting Lender hereunder or release any such liability. The Borrower shall remain liable to the affected Lender for any indemnification provided under Section 2.13 with respect to Loans of such Lender outstanding on the effective date of an assignment required under this Section 2.17(b), as well as for all other Obligations owed to such Lender under this Agreement as of such effective date.

SECTION 2.18.    [Reserved].

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 4.01.    Organization; Powers. The Borrower and each of the Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or organizational powers and authority and have been duly authorized by all necessary corporate or organizational action. The Loan Documents (i) have been duly executed and delivered by each Loan Party that is a party thereto, and (ii) constitute legal, valid and binding obligations of each Loan Party that is a party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except to the extent that the failure to obtain such consent or approval, or register, file, or take such action, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower, any Guarantor or any of the Significant Subsidiaries or any order of any Governmental Authority, except such violations of any law, regulation, or order, individually or in the aggregate, that would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, any Guarantor or any of the Significant Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower, any Guarantor or any of the Significant Subsidiaries, in each case (except in the case of any indenture or other agreement governing Material Indebtedness) which would, individually or in the aggregate with such other instances, reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Significant Subsidiaries, other than any Liens permitted by Section 7.01.

SECTION 4.04.    Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet, and related consolidated statement of income, consolidated statement of cash flows and consolidated statement of changes in stockholders’ investment and comprehensive income, and the accompanying notes to such consolidated financial statements, as of and for the fiscal year ended May 31, 2018, reported on by Ernst & Young LLP, independent public accountants. Such financial statements, together with the accompanying notes to such financial statements, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date and the results of operation and cash flows of the Borrower and its consolidated Subsidiaries for the year then ended, all in accordance with GAAP.

SECTION 4.05.    Taxes. The Borrower and each of its Significant Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06.    Litigation and Environmental Matters. (a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Financial Officer, threatened against the Borrower or any of its Significant Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that purport to affect the legality, validity, or enforceability of this Agreement or the other Loan Documents or the transactions contemplated thereby.

(b)    Except for the Disclosed Matters and except for any such matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Significant Subsidiaries (i) is in compliance with all applicable Environmental Laws and has obtained and maintained any permit, license, or other approval currently required under any applicable Environmental Law, (ii) is not subject to any Environmental Liability, and (iii) has not, to its knowledge, received notice of any claim with respect to any Environmental Liability or has knowledge of any event or circumstance that would reasonably be expected to give rise to such a claim.

(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 4.07.    Subsidiaries. Schedule 4.07 hereto contains an accurate list of all of the Significant Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Significant Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

SECTION 4.08.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, either individually or when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Single Employer Plan sponsored, maintained or contributed to by Borrower, or its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Single Employer Plan), did not exceed the aggregate current value of the assets of such Single Employer Plan in an amount that could reasonably be likely to result in a Material Adverse Effect.

SECTION 4.09.    Compliance with Laws and Agreements. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.10.    Properties; Liens. The Borrower and each of the Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal Property material to its business, except for any such defects that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section  7.01.

SECTION 4.11.    Investment Company Status. Neither the Borrower nor any of its Significant Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.12.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the extent acting on behalf of Borrower or its Subsidiaries, agents with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, or use of proceeds will be used, directly, or to the knowledge of the Borrower, indirectly, to (a) make any offer, payment or give anything else of value to any person in violation of applicable Anti-Corruption Laws or (b) finance or facilitate any activity which violates applicable Sanctions.

SECTION 4.13.    Patriot Act Compliance. Each of the Borrower and its Significant Subsidiaries is in compliance with applicable provisions of the Patriot Act, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.14.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.01.    Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):

(a)    The Administrative Agent (or its counsel) shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic mail of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) the Guarantee Agreement, executed and delivered by each Subsidiary set forth on Schedule 10.14 hereto.

(b)    The Administrative Agent shall have received satisfactory evidence that the Existing Revolving Credit Facility has been terminated and all amounts payable by the Borrower thereunder have been paid in full (other than with respect to the obligations related to the existing letters of credit which shall be rolled and deemed issued under the Five-Year Credit Agreement).

(c)    The Lenders shall have received a written opinion from counsel to the Borrower, substantially in the form of Exhibit D.

(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the domestic Significant Subsidiaries and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)    The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed by the President, Chief Executive Officer, or a Financial Officer of the Borrower, stating that (a) the representations and warranties contained in Article IV hereof are true and correct on and as of the Effective Date, and (b) as of the Effective Date, no Default has occurred and is continuing.

(f)    Since May 31, 2018, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole which would reasonably be expected to have a Material Adverse Effect, and the Administrative Agent shall have received a certificate to that effect, dated as of the Effective Date and signed by the President, Chief Executive Officer, or a Financial Officer of the Borrower.

(g)    The Administrative Agent shall have received all fees required to be paid hereunder on or prior to the Effective Date and all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder for which invoices have been presented to Borrower.

(h)    The Administrative Agent shall have received one Business Day prior to the Effective Date all documentation and other information with respect to the Borrower and the Guarantors as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i)    The Administrative Agent shall have received evidence satisfactory to it that the Five-Year Credit Agreement shall have been executed and delivered by all parties thereto and that all conditions precedent to the effectiveness thereof shall have been satisfied or waived.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.01) at or prior to 5:00 p.m., New York City time, on April  5, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrower set forth in Article IV hereof shall be true and correct on and as of the date of such Borrowing (except to the extent that any such representation or warranty expressly relates to a specified earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).

(b)    At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    within fifteen (15) days after the same are required to be filed with the SEC (or, to the extent no longer required to be filed with the SEC, within ninety (90) days after the end of each fiscal year of the Borrower), its audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in stockholders’ investment and comprehensive income as of the end of and for each fiscal year of the Borrower, setting forth in each case the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) (it being understood that the filing of such financial statements with the SEC shall constitute delivery thereof to the Administrative Agent and each Lender);

(b)    within fifteen (15) days after the same are required to be filed with the SEC (or, to the extent no longer required to be filed with the SEC, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower), an unaudited condensed consolidated balance sheet and related condensed consolidated statements of income and cash flows as of the end of and for each of the first three (3) fiscal quarters of each fiscal year of the Borrower and the then elapsed portion of the fiscal year, setting forth in each case the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and, solely in the event such financial statements are no longer required to be filed with the SEC, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of, and for, such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the filing of such financial statements with the SEC shall constitute delivery thereof to the Administrative Agent and each Lender);

(c)    concurrently with, or within ten (10) days after, any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, which certificate shall be substantially in the form of Exhibit H hereto;

(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and prospectuses filed by the Borrower, any Guarantor or any Significant Subsidiary with the SEC (it being understood that the filing of such documents with the SEC shall constitute delivery thereof to the Administrative Agent and each Lender); and

(e)    as promptly as reasonably practicable following any request therefor, such other information (including relevant non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 6.02.    Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U, to the extent applicable. If requested by any Lender or the Administrative Agent in connection with or immediately following a drawing, the Borrower will furnish to the Administrative Agent and each such requesting Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 6.03.    Notice of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any Default or Event of Default or any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.04.    Existence; Conduct of Business. Except as permitted by Section 7.02, the Borrower will, and will cause each Significant Subsidiary to do all things necessary to preserve and maintain its legal existence and the rights, licenses, permits, privileges, and franchises material to the conduct of its business, except where the failure to maintain any such rights, licenses, permits, privileges, and franchises would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.05.    Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it, except where failure to do any of the foregoing would not have a Material Adverse Effect and provided that neither the Borrower nor a Subsidiary shall be required to pay any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

SECTION 6.06.    Compliance with Laws. The Borrower will, and will cause each of its Significant Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents acting on behalf of the Borrower or its Subsidiaries, with applicable Anti-Corruption Laws and applicable Sanctions.

SECTION 6.07.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance on its Property in such amounts and against such risks as are consistent with prudent business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

SECTION 6.08.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Significant Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, but no more than once a year unless an Event of Default has occurred and is continuing, to visit and inspect its Properties (subject to such limitations as the Borrower may reasonably impose to ensure safety or compliance with any applicable legal or contractual restrictions or obligations), to examine and make extracts from its books of accounts and other financial records (to the extent reasonable), and to discuss its affairs, finances and condition with its officers and independent accountants (to the extent reasonable), all at such reasonable times and intervals as the Lenders may designate.

SECTION 6.09.    Leverage. The Borrower will maintain, on the last day of each fiscal quarter of Borrower, a ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA as at the last day of any period of four consecutive fiscal quarters of the Borrower of not more than 3.50 to 1.00.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder has been paid in full the Borrower covenants and agrees with the Lenders that:

SECTION 7.01.    Liens. The Borrower will not, nor will it permit any consolidated Subsidiary to, create, incur, assume or suffer to exist, any Lien on any of its Property or assets now owned or hereafter acquired (other than Unrestricted Margin Stock), except:

(a)    Liens which may be hereafter created to secure payment of the Obligations;

(b)    Liens incurred or deposits or pledges, made in the ordinary course of business, to secure payment of workers’ compensation, unemployment insurance, old age pensions, or other social security obligations;

(c)    Liens incurred or deposits or pledges, made in the ordinary course of business, to secure performance of bids, tenders, contracts (other than contracts for Indebtedness), leases, public, or statutory obligations, surety bonds, appeal bonds, or other Liens or deposits or pledges for purposes of like general nature made in the ordinary course of business;

(d)    Deposits or pledges for the purpose of securing an appeal, stay or discharge in the course of legal proceedings, or Liens for judgments or awards which were not incurred in connection with Indebtedness or the obtaining of advances or credits; provided such deposits, pledges and Liens do not, in the aggregate for the Borrower and the consolidated Subsidiaries, materially detract from the value of their assets or Properties or materially impair the use thereof in the ordinary course of business and such appeal, judgment or award, as the case may be, is being diligently contested or litigated in good faith by appropriate proceedings; provided further, there has been set aside on the books of the Borrower or the consolidated Subsidiaries, as the case may be, reserves in accordance with GAAP with respect thereto; and provided further execution is not levied upon any such judgment or award;

(e)    Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings, provided there has been set aside on the books of the Borrower or the consolidated Subsidiaries, as the case may be, adequate reserves in accordance with GAAP with respect thereto; and provided further, execution is not levied upon any such Lien;

(f)    Mechanics’, carriers’, workers’, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than ninety (90) calendar days, or which are being contested in good faith by appropriate proceedings; provided there has been set aside on the books of the Borrower and the consolidated Subsidiaries, as the case may be, adequate reserves in accordance with GAAP with respect thereto; and provided further, execution is not levied upon any such Lien;

(g)    Lessors’ interests under capital leases;

(h)    Liens on Property acquired or constructed with the proceeds of any tax-exempt bond financing to secure such financing;

(i)    Liens securing Indebtedness of a consolidated Subsidiary to the Borrower or any Guarantor or, in the case of Indebtedness of a consolidated Subsidiary which is not a Guarantor, to any consolidated Subsidiary which is not a Guarantor;

(j)    Liens existing on the Property of a corporation or other business entity immediately prior to its being consolidated with or merged into the Borrower or a consolidated Subsidiary or its becoming a consolidated Subsidiary, or Liens existing on any Property acquired by the Borrower or a consolidated Subsidiary at the time such is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien was created or assumed in contemplation of such consolidation or merger or such entity’s becoming a consolidated Subsidiary or such acquisition of Property, and (ii) each such Lien shall only cover the acquired Property and, if required by the terms of the instrument originally creating such Lien, Property which is an improvement to or is acquired for specific use in connection with such acquired Property;

(k)    Liens on Flight Equipment acquired on or after the date of this Agreement which (i) secure the payment of all or any part of the purchase price of such Flight Equipment or improvements thereon or modifications thereto, (ii) are limited to the Flight Equipment so acquired and improvements thereon or modifications thereto, and (iii) attach to such Flight Equipment within one (1) year after the acquisition, improvement, or modification of such Flight Equipment;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)     Zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements, and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use or occupancy of the affected parcel by the Borrower or any Subsidiary, (ii) have no more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use;

(n)    Liens arising solely by virtue of (i) any law or regulation relating to banker’s liens, or (ii) rights of set-off or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depository institution;

(o)    Liens to secure Indebtedness for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the Property subject to such Lien; provided, however, that (i) the principal amount of any Indebtedness secured by such Lien does not exceed one hundred percent (100%) of such purchase price or cost, and (ii) such Lien does not extend to or cover any other Property other than such item of Property so acquired, constructed, or improved;

(p)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clauses (h), (j), (k), and (o) of this Section 7.01; provided that such Indebtedness is not increased and is not secured by any additional assets;

(q)    Liens incurred or deposits or pledges made for the purpose of complying with any cash collateralization requirements resulting from defaults by lenders under any syndicated letter of credit facility the Borrower may have in place from time to time;

(r)    Liens not otherwise permitted by Sections 7.01(a) through (q); provided that, as of the date any Lien is incurred and as of the end of each fiscal quarter of the Borrower ending after November 30, 2018, the sum of (i) the aggregate principal amount of all outstanding Long Term Debt of the consolidated Subsidiaries which are not Guarantors (excluding the Current Maturities of any such Long Term Debt and any Long Term Debt of a consolidated Subsidiary owing to the Borrower or another consolidated Subsidiary that is a Guarantor), plus (ii) the aggregate principal amount of all outstanding Long Term Debt of the Borrower or any Guarantor (excluding the Current Maturities of any such Long Term Debt and any Long Term Debt of a consolidated Subsidiary owing to the Borrower or another consolidated Subsidiary that is a Guarantor) which is secured as permitted by this Section 7.01(r), does not exceed eight percent (8%) of Consolidated Adjusted Total Assets.

SECTION 7.02.    Merger and Consolidation. The Borrower will not, nor will it permit any consolidated Subsidiary to, merge with or into, or consolidate, or consummate a Division as the Dividing Person, or enter into any analogous transaction with, any other Person, or sell all or substantially all of the assets of the Borrower and its consolidated Subsidiaries taken as a whole, except:

(a)    Any consolidated Subsidiary or other corporation or entity may merge with or into, or consolidate or enter into any analogous transaction with, the Borrower, provided that, immediately after giving effect to any such merger or consolidation, (i) the Borrower shall be the continuing or surviving corporation, and (ii) no Default or Event of Default shall exist;

(b)    Any consolidated Subsidiary may merge with or into, or consolidate or enter into any analogous transaction with, any consolidated Subsidiary so long as, immediately after giving effect thereto, no Default or Event of Default shall exist;

(c)    The Borrower or any consolidated Subsidiary may transfer its assets to the Borrower or any consolidated Subsidiary, so long as immediately after giving effect thereto, no Default or Event of Default shall exist;

(d)    Any corporation or other entity may merge with or into, or consolidate or enter into any analogous transaction with, any consolidated Subsidiary, so long as immediately after giving effect to any such merger or consolidation, (i) the continuing or surviving entity shall be a consolidated Subsidiary, and (ii) no Default or Event of Default shall exist;

(e)    Any consolidated Subsidiary that is not a Significant Subsidiary may merge with or into, or consolidate, or enter into any analogous transaction with, any Person if the primary purpose of such transaction is to discontinue the existence of such consolidated Subsidiary or dispose of such consolidated Subsidiary, so long as immediately after giving effect thereto, no Default or Event of Default shall exist; and

(f)    Any Specified Guarantor, other Guarantor, Significant Subsidiary or other Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of such Division, the assets of the applicable Dividing Person are held by (i) in the case of a Dividing Person that was a Specified Guarantor immediately prior to the consummation of such Division, one or more Specified Guarantors immediately upon the consummation of the such Division (ii) in the case of a Dividing Person that was such other Guarantor immediately prior to the consummation of such Division, one or more Guarantors immediately upon the consummation of the such Division, (iii) in the case of a Dividing Person that was a Significant Subsidiary immediately prior to the consummation of such Division, one or more Significant Subsidiaries immediately upon the consummation of the such Division or (iv) in the case of a Dividing Person that was such other Subsidiary immediately prior to the consummation of such Division, one or more Subsidiaries immediately prior to the consummation of such Division, or, with respect to assets not so held by one or more Specified Guarantors, other Guarantors, Significant Subsidiaries or other Subsidiaries, respectively the sale, transfer or other disposition of such assets would otherwise be permitted under this Agreement.

SECTION 7.03.    Clauses Restricting Significant Subsidiary Distributions. The Borrower will not permit any of its Significant Subsidiaries to enter into any agreement, instrument, or indenture that, directly or indirectly, prohibits or restricts such Significant Subsidiary from any of the following if such prohibition or restriction would materially and adversely affect the ability of any Loan Party to comply with its obligations under any Loan Document to which it is a party:

(a)    incurring or paying any Indebtedness owed to the Borrower or any other Significant Subsidiary;

(b)    granting any Liens;

(c)    declaring or paying dividends; and

(d)    making loans, advances or other investments to or in the Borrower or any other Significant Subsidiary;

provided that nothing in this SECTION 7.03 shall prohibit (i) restrictions and conditions imposed by law or by this Agreement; (ii) restrictions and conditions existing on the date hereof (but not any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, (iv) restrictions or conditions applicable to Property or assets securing Indebtedness permitted by this Agreement, and (v) customary provisions in leases and other contracts restricting the assignment thereof and customary transfer restrictions and rights of first refusal in shareholders’ agreements, to the extent such provisions, restrictions, or rights are in existence on the date hereof or consistent with past practice.

SECTION 7.04.    Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to create and issue any unsecured notes or debentures (other than to the Borrower or a consolidated Subsidiary).

SECTION 7.05.    Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not directly, or knowingly, indirectly, use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees and agents acting on behalf of Borrower or its Subsidiaries in connection with this Agreement shall not use the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrower fails to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower fails to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VIII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof, or in any certificate furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrower fails to observe or perform any covenant, condition, or agreement contained in Sections 6.02, 6.03, 6.09, 7.01 or 7.02;

(e)    the Borrower fails to observe or perform any covenant, condition, or agreement contained in this Agreement (other than those specified in paragraphs (a), (b), (c), or (d) of this Article VIII), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof to the Borrower from the Administrative Agent or any Lender;

(f)    the Borrower or any Significant Subsidiary fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable grace period;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness and (ii) secured Indebtedness that becomes due in accordance with its terms as a result of the voluntary or involuntary sale, transfer, or disposition of the Property or assets securing such Indebtedness;

(h)    an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization, or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Significant Subsidiary (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VIII, (iii) applies for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, or (vi) takes any action for the purpose of effecting any of the foregoing;

(j)    the Borrower or any Significant Subsidiary fails to pay, or admits in writing its inability to pay, its debts generally as they become due;

(k)    the guarantee of any Significant Subsidiary contained in its respective Guarantee Agreement ceases, for any reason, to be in full force and effect or the Borrower or such Significant Subsidiary so asserts;

(l)    the Borrower or any Significant Subsidiary fails within forty-five (45) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $200,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith;

(m)    an ERISA Event has occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(n)    a Change of Control occurs;

then, and in every such event (other than an event with respect to the Borrower described in paragraphs (h) or (i) of this Article VIII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraphs (h) or (i) of this Article VIII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

If, within fourteen (14) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in paragraphs (h) or (i) of this Article VIII) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination, provided that the Borrower certifies to the Lenders to their satisfaction that, upon giving effect to such rescission, no other Indebtedness of the Borrower shall be accelerated by virtue of a cross-default or cross-acceleration to Indebtedness under this Agreement.

ARTICLE IX

THE AGENTS

SECTION 9.01.    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 9.02.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.03.    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact, or Affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations, or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement, or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of any Loan Party.

SECTION 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial, and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial, and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects, or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, or Affiliates.

SECTION 9.07.    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder. The respective obligations of the Lenders under this Agreement are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 9.08.    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09.    Successor Administrative Agent. (a)    The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under paragraph (a) of Article VIII or paragraph (i) of Article VIII with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers, and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers, and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)    The Administrative Agent agrees that in the event it shall fail to fund its portion of any Borrowing within three (3) Business Days of the date on which it shall have been required to fund same, it shall cooperate in good faith with efforts by the Borrower to replace it with a successor administrative agent that is satisfactory to the Required Lenders and the Borrower (including resigning in connection with such replacement).

SECTION 9.10.    Documentation Agents and Syndication Agent. None of the Documentation Agents or the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.11.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

SECTION 10.01.    Amendments and Waivers. (a) None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder, or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.01 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release the Guarantee Agreement or any Guarantor that is guaranteeing any public debt securities issued by the Borrower from its obligations under the Guarantee Agreement, in each case without the written consent of all Lenders (except for releases of Guarantors (other than any Specified Guarantor) in connection with any transaction otherwise expressly permitted to be consummated pursuant to this Agreement which releases, notwithstanding anything herein to the contrary, shall be governed by Section 10.14(d)); (iv) amend, modify or waive any provision of Section 2.15 without the written consent of the Lenders adversely affected thereby or (v) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and extensions of credit and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c)    Notwithstanding anything to the contrary in the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency, it being agreed that the Administrative Agent shall provide the Lenders at least five Business Days’ prior written notice of such amendment, and any such amendment shall be deemed approved by the Lenders unless the Administrative Agent shall have received, within five Business Days of the date that a draft of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.02.    Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified in writing by the respective parties hereto:

Borrower:	FedEx Corporation 942 S. Shady Grove Road Memphis, Tennessee 38120 Attention: Treasurer

with a copy to:	FedEx Corporation 942 S. Shady Grove Road Memphis, Tennessee 38120 Attention: General Counsel

Administrative Agent:	With respect to Revolving Loans: JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road Newark, DE 19713, Attention: Matthew Reed / Jane Dreisback

With respect to each Borrowing

Request or Compliance Certificate

delivered pursuant to Section 6.01(c), a

copy to:

JPMorgan Chase Bank, N.A.
389 Park Avenue, 24th Floor
New York, New York 10179

Attention: Robert Kellas

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.03.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, Borrower, or any Lender, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

SECTION 10.04.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document or certificate delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

SECTION 10.05.    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent as separately agreed by the Administrative Agent and the Borrower, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to stamp, excise, and other taxes, if any, that are payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement, or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, and agents (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of this Agreement and the other Loan Documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any Guarantor or any Subsidiary or any of their respective Properties, any Environmental Liability, and the reasonable fees and expenses of legal counsel actually incurred in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this paragraph (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs, and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.05 shall be payable not later than thirty (30) days after written demand therefor, which shall set forth in reasonable detail the nature, basis and description of such Indemnified Liability. Statements payable by the Borrower pursuant to this Section 10.05 shall be submitted to FedEx Corporation, Attn: Treasurer (Telephone No. (901) 818-7805; Telecopy No. (901) 818-7248), at the address of the Borrower set forth in Section 10.01(c), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.05 shall survive repayment of the Loans and all other amounts payable hereunder.

SECTION 10.06.    Successors and Assigns; Participations and Assignments. (a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)    Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one (1) or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such

Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.07(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Sections 2.13 and 2.14, such Participant shall have complied with the requirements of said Sections as if it were a Lender (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender); and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (but without giving rise to any fiduciary obligation of any kind to the Borrower), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c ) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for purposes of this Agreement notwithstanding any notice to the contrary.

(c)    Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender (other than any Defaulting Lender) or any Lender Affiliate or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 and after giving effect to such assignment, such assigning Lender shall have Commitments and Loans in an aggregate amount of at least $5,000,000 as described in this sentence except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. The Assignee shall purchase, at par, all Loans and pay all accrued interest and other amounts owing to such Assignor under this Agreement on or prior to the date of assignment for any assignment pursuant to Section 2.17. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.13, 2.14, and 10.05 to the extent any claim thereunder relates to an event arising prior to the effective date of such assignment) and be released from its obligations (other than its obligations under Section 9.07 with respect to matters arising prior to the effective date of such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.06, (i) the consent of the Borrower shall not be required for any assignment that occurs after the occurrence and during the continuance of an Event of Default, and (ii) no assignment shall be made to the Borrower or any Affiliate of the Borrower. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.06(c).

(d)    The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.01(c) a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)    Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.06(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) record the information contained therein in the Register on the effective date determined pursuant thereto, and (iii) promptly notify Borrower of its receipt of such Assignment and Acceptance.

(f)     For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.06 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank or central bank in accordance with applicable law.

(g)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)    Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under any state bankruptcy or similar law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party to this Agreement for any loss, cost, damage, or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

SECTION 10.07.    Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Article VIII, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph (i) of Article VIII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders and the Lender Affiliates provided by law, if an Event of Default shall have occurred and be continuing, each Lender and Lender Affiliate shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration, or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured, or unmatured, at any time held or owing by such Lender or Lender Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender and Lender Affiliate agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or Lender Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.08.    Counterparts. This Agreement may be executed by one (1) or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one (1) and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 10.09.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10.    Integration. This Agreement, the other Loan Documents, and any commitment letters or similar documents related to the Transactions, represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations, or warranties by the Borrower, Administrative Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11.    GOVERNING LAW.

(a)    THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

SECTION 10.12.    Submission To Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York City, Borough of Manhattan), and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.01(c) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive, or consequential damages.

SECTION 10.13.    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders; and

(d)    the Loan Parties have been advised that the Administrative Agent and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent and Lenders have no obligation to disclose such interests and transactions to the Loan Parties.

SECTION 10.14.    Guarantors. (a) The Guarantors as of the date hereof are set forth on Schedule 10.14 hereto.

(b)    Upon any Subsidiary guaranteeing any public debt securities issued or guaranteed by the Borrower or any other Material Indebtedness of the Borrower, within thirty (30) days thereafter, the Borrower shall cause such Subsidiary to execute the Guarantee Agreement pursuant to an Addendum thereto in the form of Annex I to the Guarantee Agreement, and in the case of a Significant Subsidiary, to deliver documentation, to the extent requested by the Administrative Agent, similar to that described in Section 5.01(c) and (d) relating to the authorization for, execution and delivery of, and validity of such Significant Subsidiary’s obligations as a Guarantor, such documentation to be in form and substance reasonably satisfactory to the Administrative Agent.

(c)    The Borrower covenants and agrees with the Lenders that each Specified Guarantor is, and shall remain, an entity organized under the laws of any jurisdiction within the United States. For the avoidance of doubt, this Section 10.14(c) shall not prohibit any merger or consolidation of a Specified Guarantor; provided, that, in accordance with the definition of “Specified Guarantor”, any Person into which such Specified Guarantor is merged or consolidated, or to which all or substantially all of its assets are sold, transferred or disposed, shall become a Specified Guarantor and be subject to the provisions of this Section 10.14(c).

(d)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the release of any Guarantor (other than any Specified Guarantor) from its guarantee of any and all public debt securities issued or guaranteed by the Borrower, such Guarantor shall be deemed to be automatically and unconditionally released and discharged from all its obligations under the Guarantee Agreement without any further action required on the part of the Administrative Agent or any Lender. At the request and sole expense of the Borrower following any such release and discharge, the Administrative Agent shall execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such release and discharge. For the avoidance of doubt, it is agreed and understood that any release of any Specified Guarantor from its obligations under the Guarantee Agreement shall be subject to Section 10.01.

SECTION 10.15.    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to its or its Affiliates by any Loan Party or its Affiliates pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement by such Person to comply with the provisions of this Section, to any actual or prospective Transferee or any actual or prospective direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees or directors, or those of its Affiliates, agents, attorneys, accountants, and other professional advisors, or any Lender Affiliates, who are made aware of the confidential requirements of this Section 10.15 and who are instructed to keep such information confidential in accordance therewith, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) with the written consent of the Borrower.    The provisions of this Section 10.15 shall survive any expiration or termination of this Agreement for a period of one (1) year.

SECTION 10.16.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.18.    Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 10.19.    USA Patriot Act; Beneficial Ownership Regulation.

(a)    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes the name and business address of the Borrower, its subsidiaries and other required information that will allow such Lender to identify the Borrower and its subsidiaries in accordance with the Act, such as tax identification numbers and legal organizational documents. The Borrower and its subsidiaries shall promptly provide such information upon request by any Lender.

(a)    Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

In connection therewith, each Lender hereby agrees that such information shall be covered by the confidentiality provisions set forth in Section 10.15 hereof.

SECTION 10.20.    Judgment Currency.

(a)    The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)    For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.20, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

SECTION 10.21.    Waiver. Each Lender party hereto which is also party to the Existing Revolving Credit Facility hereby waives compliance by the Borrower with the requirement of three (3) Business Days’ (as defined therein) notice thereunder for the termination of the Commitments (as defined therein) pursuant to Section 2.06(b) thereto.

SECTION 10.22.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FEDEX CORPORATION, as Borrower

By:	/s/ Michael C. Lenz
Name: Michael C. Lenz
Title: Corporate Vice President & Treasurer

[364-Day Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[364-Day Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kerianne Cottle
Name: Kerianne Cottle
Title: Associate

[364-Day Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[364-Day Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

[364-Day Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Boaz Slomowitz
Name: Boaz Slomowitz
Title: Vice President

[364-Day Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Todd Grossnickle
Name: Todd Grossnickle
Title: Director

By:	/s/ Tony Baratta
Name: Tony Baratta
Title: Managing Director

[364-Day Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[364-Day Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[364-Day Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Patrick Mueller
Name: Patrick Mueller
Title: Managing Director

INTERNAL - [364-Day Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[364-Day Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[364-Day Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[364-Day Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ John Margetanski
Name: John Margetanski
Title: Director

[364-Day Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Jon-Paul Hickey
Name: Jon-Paul Hickey
Title: Director

[364-Day Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ Mary K. Lundin
Name: Mary K. Lundin
Title: Director

[364-Day Credit Agreement]

KBC BANK N.V., NEW YORK BRANCH, as a Lender

By:	/s/ Nicholas Fiore
Name: Nicholas Fiore
Title: Director

By:	/s/ Jana Sevcikova
Name: Jana Sevcikova
Title: Director

[364-Day Credit Agreement]

PNC Bank National Association, as a Lender

By:	/s/ Shelly Stephenson
Name: Shelly Stephenson
Title: Senior Vice President

[364-Day Credit Agreement]

Standard Chartered Bank, as a Lender

By:	/s/ Guilherme Domingos
Name: Guilherme Domingos – A3553
Title: Director Standard Chartered Bank

[364-Day Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

[364-Day Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Beckman
Name: Andrew Beckman
Title: Senior Vice President

[364-Day Credit Agreement]

First Tennessee Bank National Association, as a Lender

By:	/s/ Sharon Shipley
Name: Sharon Shipley
Title: Vice President

[364-Day Credit Agreement]

State Street Bank and Trust Company, as a Lender

By:	/s/ Adebusola Laguda
Name: Adebusola Laguda
Title: Vice President

[364-Day Credit Agreement]

Omitted Attachments

All exhibits listed on page iii of this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. FedEx will furnish supplementally copies of these exhibits to the Securities and Exchange Commission or its staff upon request.

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$113,571,428.57
Bank of America, N.A.	$113,571,428.57
Citibank, N.A.	$113,571,428.57
The Bank of Nova Scotia	$113,571,428.57
Wells Fargo Bank, National Association	$113,571,428.57
BNP Paribas	$75,000,000.00
Deutsche Bank AG New York Branch	$75,000,000.00
Goldman Sachs Bank USA	$75,000,000.00
HSBC Bank USA, National Association	$75,000,000.00
ING Bank N.V. Dublin Branch	$75,000,000.00
Mizuho Bank, Ltd.	$75,000,000.00
Morgan Stanley Bank, N.A.	$41,250,000.00
MUFG Bank, Ltd.	$33,750,000.00
Regions Bank	$75,000,000.00
SunTrust Bank	$75,000,000.00
KBC Bank N.V., New York Branch	$42,857,142.86
PNC Bank, National Association	$42,857,142.86
Standard Chartered Bank	$42,857,142.86
Sumitomo Mitsui Banking Corporation	$42,857,142.86
U.S. Bank National Association	$42,857,142.86
First Tennessee Bank National Association	$21,428,571.43
State Street Bank and Trust Company	$21,428,571.43
Total: $1,500,000,000

SCHEDULE 4.06

DISCLOSED MATTERS

None.

SCHEDULE 4.07

SIGNIFICANT SUBSIDIARIES

AND THEIR JURISDICTIONS

Significant Subsidiary	Percent Ownership	Jurisdiction of Organization
Federal Express Corporation	100%	DELAWARE
Federal Express International, Inc.[1]	100%	DELAWARE
FedEx Corporate Services, Inc.	100%	DELAWARE
FedEx Ground Package System, Inc.	100%	DELAWARE
FedEx Freight Corporation	100%	DELAWARE
FedEx Freight, Inc.[2]	100%	ARKANSAS
Federal Express Europe, Inc.[3]	100%	DELAWARE

[1]	Federal Express International, Inc. is a direct wholly-owned subsidiary of Federal Express Corporation.
[2]	FedEx Freight, Inc. is a direct wholly-owned subsidiary of FedEx Freight Corporation.
[3]	Federal Express Europe, Inc. is a direct wholly-owned subsidiary of Federal Express International, Inc.

SCHEDULE 10.14

INITIAL SUBSIDIARY GUARANTORS

Federal Express Corporation

Federal Express Europe, Inc.

Federal Express Holdings S.A., LLC

Federal Express International, Inc.

FedEx Corporate Services, Inc.

FedEx Freight Corporation

FedEx Freight, Inc.

FedEx Ground Package System, Inc.

FedEx Office and Print Services, Inc.